Exhibit 10.3

AMENDMENT
TO
EXECUTIVE DEFERRED COMPENSATION/
CAPITAL ACCUMULATION PLANS

WHEREAS, Walgreen Co. (the “Company”) maintains the Walgreen Co. 1986 Executive Deferred Compensation/Capital Accumulation Plan, the Walgreen Co. 1988 Executive Deferred Compensation/Capital Accumulation Plan, the Walgreen Co. 1992 Executive Deferred Compensation/Capital Accumulation Plan Series I, the Walgreen Co. 1992 Executive Deferred Compensation/Capital Accumulation Plan Series II, the Walgreen Co. 1997 Executive Deferred Compensation/Capital Accumulation Plan Series I, the Walgreen Co. 1997 Executive Deferred Compensation/Capital Accumulation Plan Series II, the Walgreen Co. 2001 Executive Deferred Compensation/Capital Accumulation Plan, and the Walgreen Co. 2002 Executive Deferred Compensation/Capital Accumulation Plan, and various Supplements thereto (each, a “Plan” and collectively, the “Plans”); and

WHEREAS, it is now deemed desirable to amend the Plans, effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, each Plan is hereby amended, effective as of January 1, 2009, as follows:

1.  By adding the following new paragraph to the end of Paragraph 4, Subsection C (Payment Upon Termination):

“All payments shall be made within 90 days following such termination of employment; provided, however, if the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time payment is to be made, then to the extent required under Code Section 409A, payment shall be delayed until the date which is six months after the participant’s separation from service.”

2.  By deleting the phrase “as soon as practicable” where it appears in Paragraph 7, Subsection C of the Plan, and substituting the phrase “as soon as practicable (and within 90 days)” therefor.

3.  By deleting the last sentence of Paragraph 9 (Disability), and substituting the following new sentence therefor:

“For purposes of this Section, “disability” shall mean that the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in the sole discretion of the Committee.”

4.  By deleting the penultimate sentence of Paragraph 21 (Termination at the Employer’s Option) and substituting the following new sentences therefor:

“Any termination of this Plan shall comply with the requirements of Code Section 409A.  Upon termination of the Plan, the sole amount payable to a participant shall be a lump sum payment, which shall be made within the time period prescribed under Code Section 409A and applicable regulations issued thereunder.”